Exhibit 99.1

INmune Bio, Inc. Announces Initiation of Clinical Program Targeting Soluble TNF to Determine if the Company’s TNF Inhibitor (DN-TNF) Platform May Prevent Complications of Cytokine Storm Caused by COVID-19

Conference call at 4:15 PM ET with management to discuss the science and strategy of clinical trial to determine if the Company’s DN-TNF platform could be used to treat catastrophic complications of COVID-19 – call-in information below

LA JOLLA, Calif., April 20, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (INMB) (the “Company”), an immunology company developing treatments that harness the patient’s innate immune system to fight disease, announced the initiation of a therapeutic program to treat patients with pulmonary complications from COVID-19 infection with its dominant-negative TNF inhibitor (DN-TNF) platform. Management will host a conference call on April 20th, 2020 at 4:15 PM ET to discuss the science and strategy behind its DN-TNF platform and its decision to begin the new clinical trial.

The program targets patients admitted to the hospital with hypoxia who do not yet require intensive respiratory support. If successful, treatment with DN-TNF should decrease the need to transfer patients to the ICU and the need for mechanical ventilation. The Company is working closely with regulatory authorities and clinical sites to get the Phase II program enrolling patients as quickly as possible.

“In response to reports highlighting the role of TNF in the cytokine storm of COVID-19 and the Lancet article,  “Trials of anti-tumor necrosis factor therapy for COVID-19 are urgently needed” published earlier, INmune Bio is initiating a program to treat patients with pulmonary complications from COVID-19 infection,” said RJ Tesi MD, CEO and Chief Medical Officer of INmune Bio. “DN-TNF targets one of the main cytokines involved in cytokine storm without causing immunosuppression. The trial targets patients not yet in ICU or on mechanical ventilation in an attempt to keep them from needing these scarce resources.”

Targeting soluble TNF with DN-TNF in patients with pulmonary complications from COVID-19 is based on three scientific pillars. Soluble TNF is an important part of cytokine storm and is elevated in hospitalized patients with COVID-19.  Soluble TNF activates immune cells that contribute to hypoxia and acute respiratory distress syndrome (ARDS), which can result in the need for mechanical ventilation. Finally, soluble TNF activates endothelial cells to express VCAM-1 and ICAM-1 that signal leukocytes to leave the blood vessel and enter the tissue where they cause damage to lung tissue.

"Soluble TNF plays at least two important roles in the cytokine storm of COVID-19," says RJ Tesi, "It signals the leukocytes to come to the lung; when they arrive, it makes sure they are activated. The Company believes that neutralizing soluble TNF should prevent the recruitment of new cells to the inflamed lung and decrease the activation of leukocytes that are already there."

DN-TNF is not an anti-viral therapy and is not expected to decrease viral load, ability of the participant to infect others or length of active infection or shedding. The goal of the study is to determine if the Company’s DN-TNF platform will help prevent symptomatic participants from getting worse. The new program would expand the ongoing research into the DN-TNF platform, which utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for cancer (INB03), Alzheimer’s (XPro1595), and NASH (LIVNate).

The Company will hold a conference call at 4:15 PM Eastern (U.S.) time on April 20th, 2020. To participate in the live conference call, please dial 201-389-0923 five minutes prior to the scheduled conference call time. Participants can also use this link for instant telephone access to the event which will be active 15 minutes before the event.

The Company also anticipates it will hold a conference call the morning of May 7th discussing its completed first quarter. Details for this event will be forthcoming.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for cancer (INB03™), Alzheimer’s (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.